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EXHIBIT 2.2

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  April 19, 1996

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER:
Capital Corp of the West

STATE OR OTHER JURISDICTION OF INCORPORATION:      California

COMMISSION FILE NUMBER:      0-27384

I.R.S. EMPLOYER IDENTIFICATION NUMBER:     77-0405791

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE:
     1160 West Olive Avenue, Suite A
     Merced, California

ZIP CODE:  95348

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:     (209) 725-2200

ITEM 5.  OTHER EVENTS:
   See the attached press release, which is incorporated by reference.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    April 19, 1996

     Capital Corp of the West

     By:  /s/ Janey Boyce
         ----------------------------------
          Janey Boyce
          Vice President/Chief Financial Officer

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EXHIBIT 2.2

PRESS RELEASE
AVAILABLE FOR IMMEDIATE PUBLICATION
CONTACT: JO LINDA THOMPSON/TOM HAWKER  (209)725-2200

CAPITAL CORP OF THE WEST EXPANDS!

Tom Hawker, President and CEO of Capital Corp of the West, County Bank's holding company, announced plans to form a new company, CAPITAL WEST GROUP, INC., "A FULL SERVICE FINANCIAL INSTITUTIONS ADVISORY FIRM." Once the investment banking company is established, it will serve as a resource to support independent financial institutions located throughout the eleven Western States. Capital West Group, Inc. will assist independent institutions in meeting the performance challenges of today's banking industry, including issues relating to acquisitions and mergers.

EDWARD E. SCHMIDT, former Co-Director of The Findley Group financial industry consultants, has been appointed as President and Chief Executive Officer of Capital West Group, Inc. He has over twenty-five years experience in developing seasoned insight into creating and implementing successful business solutions. As a veteran corporate designer, negotiator and marketer with an extensive record of achievement and practical experience, Mr. Schmidt is well prepared to assist and direct institutions in positioning themselves for success in the aggressive, competitive banking industry of the 20th century and beyond.

Mr. Schmidt stated, "THE CURRENT ENVIRONMENT OF NEW BANK FORMATIONS, MERGERS, ACQUISITIONS AND CONSOLIDATIONS OFFERS CAPITAL WEST GROUP, INC. AN OPPORTUNITY TO PROVIDE EXPANDED INVESTMENT BANKING AND CORRESPONDENT FINANCIAL SERVICES THOUGH THE BANK HOLDING COMPANY STRUCTURE OF CAPITAL CORP OF THE WEST." Additionally, Mr. Schmidt noted that expansion of shareholder value is key to the successful continuation of independent banks, and he will direct considerable energy into working with Boards of Directors in meeting this challenge.

Other consulting services available through Capital West Group, Inc., will include implementation of renewal processes, formalizing of strategic intent, providing fairness opinions, valuations and direct special projects for both Boards and Management of client institutions.


The investment banking firm will join other companies under the umbrella of Capital Corp of the West, which currently includes COUNTY BANK, COUNTY ASSET ADVISORS, and upon regulatory and shareholder approval, TOWN AND COUNTRY FINANCE AND THRIFT. The Town and Country Finance and Thrift acquisition is expected to
be completed by June 30, 1996.   Capital West Group, Inc. will be based at 1170
W. Olive Avenue, Suite B in Merced.

For more information, please contact Tom Hawker or Edward E. Schmidt at
(209)725-2269.

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